SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2005 (December 9, 2005)

Toys “R” Us, Inc.

(Exact name of Registrant as Specified in Charter)

Delaware	1-11609	22-3260693
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Geoffrey Way

Wayne, New Jersey 07470

(Address of principal executive offices)

Registrant’s telephone number, including area of service (973) 617-3500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

On December 9, 2005, TRU 2005 RE Holding Co. I, LLC (the “Borrower”), a wholly-owned, indirect subsidiary of Toys “R” Us, Inc., entered enter into a loan agreement (the “Credit Agreement”) with Deutsche Bank AG, New York Branch, as administrative agent, certain other parties named therein and the lenders party thereto from time to time (the “Lenders”) pursuant to which the Lenders loaned to the Borrower $1.3 billion (the “Loan”). The Loan is guaranteed in full by four wholly-owned, direct subsidiaries of the Borrower (collectively, the “Guarantors”): Wayne Real Estate Company, LLC, MAP Real Estate, LLC, TRU 2005 RE I, LLC, and TRU 2005 RE II Trust. None of the Borrower or the Guarantors is a subsidiary of Toys “R” Us-Delaware, Inc. (“Toys-Delaware”).

The Borrower used the net proceeds of the Loan and other capital to purchase the ownership interests in TRU 2005 RE I, LLC and TRU 2005 RE II Trust from Toys-Delaware. Immediately prior to the sale of the ownership interests in TRU 2005 RE I, LLC and TRU 2005 RE II Trust to the Borrower, Toys-Delaware contributed the ownership and leasehold interests in 359 Toys “R” Us and Babies “R” Us stores and 3 distribution centers to TRU 2005 RE I, LLC and TRU 2005 RE II Trust. After giving effect to this contribution, Toys-Delaware owns or leases (excluding the properties leased under the “Delaware Lease”, as defined and described below and other properties leased through leases with affiliates) 355 Toys “R” Us and Babies “R” Us stores and 3 distribution centers. Toys-Delaware used a portion of the proceeds from the sale of the ownership interests in TRU 2005 RE I, LLC and TRU 2005 RE II Trust to repay approximately $927 million of existing indebtedness under the Bridge Loan Agreement, dated as of July 21, 2005 (the “Bridge Loan Agreement”), among Toys-Delaware, Banc of America Bridge LLC and the other parties named therein. As of the date hereof, $973 million of indebtedness remains outstanding under the Bridge Loan Agreement. The remainder of the proceeds from the transaction were used to pay expenses and fund reserves in connection with the transaction and to reduce existing indebtedness under a revolving credit facility.

The Loan has an interest rate, at the election of the Borrower, of either (a) 3.00% plus LIBOR or (b) 2.00% plus the higher of (i) 0.50% in excess of the overnight Federal funds rate and (ii) the prime lending rate. Concurrently with the making of the Loan, the Borrower entered into an interest rate cap agreement which is expected to effectively cap the interest rate on LIBOR at 7.50% for the initial term of the Loan.

The Loan is secured in part by certain cash accounts and contract rights. The Credit Agreement contains covenants, including, among other things, covenants that restrict the ability of the Borrower or the Guarantors to create or permit liens on assets, incur additional indebtedness, modify or terminate the lease with Toys-Delaware or engage in mergers or consolidations. In addition, these covenants restrict certain transfers of, and the creation of liens on, direct or indirect interests in the Borrower and the Guarantors. The Credit Agreement has a three-year term and provides for two one-year extensions at the election of the Borrower. The Credit Agreement contains certain borrowing base conditions related to the real property assets owned by the Guarantors, which, if the assets cease to comply with such conditions, could result in a required repayment of all or a portion of the Loan. The borrowing base conditions include, without limitation, requirements with respect to the value, title and environmental condition of the Guarantors’ real property. The Credit Agreement also contains various and customary events of default with respect to the Loan, including, without limitation, the failure to pay interest or principal when the same is due under the Credit Agreement, the failure of representations and warranties contained in the Credit Agreement to be true and certain insolvency events with respect to the Borrower, the Guarantors or Toys-Delaware.

Concurrently with the making of the Loan, the Guarantors entered into a lease (the “Delaware Lease”) with Toys-Delaware pursuant to which Toys-Delaware leased from the Guarantors the above-described 359 Toys “R” Us and Babies “R” Us stores and 3 distribution centers as well as an additional 23 Toys “R” Us and Babies “R” Us stores and the corporate headquarters facility of Toys “R” Us located in Wayne, New Jersey. The Delaware Lease is structured as a net lease whereby Toys-Delaware is responsible for the payment of taxes and other costs customarily paid by net tenants. In addition to the property leased to Toys-Delaware pursuant to the Delaware Lease, the Guarantors lease certain real property to non-affiliated tenants.

The description of the Credit Agreement is qualified in its entirety by the copy thereof attached as Exhibit 10.1 hereto.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

ITEM 9.01.	Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit Description
10.1	Credit Agreement, dated as of December 9, 2005, among TRU 2005 RE Holding Co. I, LLC, as borrower, MAP Real Estate, LLC, Wayne Real Estate Company, LLC, TRU 2005 RE I, LLC and TRU 2005 RE II Trust, the lenders party thereto from time to time and Deutsche Bank AG, New York Branch, as administrative agent.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TOYS “R” US, INC.
(Registrant)

Date: December 15, 2005	By:	/s/ RAYMOND L. ARTHUR
		Name:	Raymond L. Arthur
		Title:	Executive Vice President – Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Credit Agreement, dated as of December 9, 2005, among TRU 2005 RE Holding Co. I, LLC, as borrower, MAP Real Estate, LLC, Wayne Real Estate Company, LLC, TRU 2005 RE I, LLC and TRU 2005 RE II Trust, the lenders party thereto from time to time and Deutsche Bank AG, New York Branch, as administrative agent.